AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

    THIS AMENDMENT, to the Transfer Agent Servicing Agreement dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to update the funds list and fee schedule in the manner set forth herein; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Exhibit BB is hereby superseded and replaced with Exhibit BB attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Jeanine M. Bajczyk
Name: Michael D. Barolsky	Name: Jeanine M. Bajczyk
Title: Vice President and Secretary	Title: Senior Vice President
Date: 5/17/21	Date: 5/19/21

Defiance

Exhibit BB to the ETF Series Solutions Transfer Agent Servicing Agreement
Defiance ETFs, LLC

Defiance Next Gen Connectivity ETF
Defiance Quantum ETF
Defiance Nasdaq Junior Biotechnology ETF
Defiance NextGen SPAC Derived ETF
Defiance Next Gen H2 ETF
Defiance Hotel, Airline, and Cruise ETF
Defiance Next Gen Altered Experience ETF
Defiance Next Gen Big Data ETF

Base Fee for Accounting, Administration, Transfer Agent & Account Services at May 2021

The following reflects the greater of the basis point fee or annual minimum1 for funds where Defiance Global acts as Adviser to the fund in the ETF Series Solutions (ESS) ETF Trust.2

Annual Minimum per Fund2            Basis Points on Trust AUM2
Funds 1-5 $___            First $___ [ ] bps
Funds 6-10 $___            Next $___ [ ] bps
Funds 11+ $___            Next $___ [ ] bps
Balance [ ] bps

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2020 and terminated the relationship on June 30, 2021, Adviser would owe U.S. Bank up to 50% of $___ ($___ admin/acct/ta + $___ Custody).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase: All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly

Adviser’s signature not needed, as the Adviser has signed and acknowledged the fee proposal, dated April 14, 2021.

Defiance

Exhibit BB (continued) to the ETF Series Solutions Transfer Agent Servicing Agreement - Defiance ETFs, LLC

Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
•$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
•$___ – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
•$___ – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
•$___ – Interest Rate Swaps, Foreign Currency Swaps
•$___ – Bank Loans
•$___ – Swaptions, Intraday money market funds pricing, up to 3 times per day
•$___ – Credit Default Swaps
•$___ per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for ICE data used to monitor corporate actions
•$___ per Foreign Equity Security per Month
•$___ per Domestic Equity Security per Month
•$___ per CMOs, Asset Backed, Mortgage Backed Security per Month
Trust Chief Compliance Officer Annual Fee
•$___ for the first fund
•$___ for each additional fund 2-5
•$___ for each fund over 5 funds
•$___ per sub-adviser per fund [capped at $___ per sub adviser over the fund complex]
•Per adviser relationship, and subject to change based upon board review and approval.
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
•$___ per security per month for fund administrative
SEC Modernization Requirements
•Form N-PORT – $___ per year, per Fund
•Form N-CEN – $___ per year, per Fund
Section 15(c) Reporting
    $___ per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
-    Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-    Performance reporting package: Peer Comparison Report
    Additional 15c reporting is subject to additional charges
    Standard data source – Morningstar; additional charges will apply for other data services

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Defiance

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly

Defiance